Amended and Restated Certificate of Incorporation
of
GeM Solutions, Inc.

The undersigned, John E. Baker, certifies that he is the Chief Executive Officer of GeM Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby certify as follows:

1.           The present name of the Corporation is GeM Solutions, Inc.  The Corporation was incorporated under such name by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on August 17, 2006.

2.           This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”).  Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware entered on May 1, 2008, confirming the First Amended Plan of Reorganization of GeM Solutions, Inc., filed pursuant to chapter 11 of title 11 of the United States Code.

3.           This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated in such order of the Bankruptcy Court in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

4.           This Amended and Restated Certificate of Incorporation shall be effective on May 30, 2008 (the “Effective Time”).

5.           The text of the certificate of incorporation of the Corporation, as amended and restated, is hereby amended and restated to read in its entirety as follows:

  ARTICLE I

The name of the Corporation is GeM Solutions, Inc.

  ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington  19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

  ARTICLE III

The nature of the business or the purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the DGCL.

  ARTICLE IV

(a) The total number of shares of all classes of capital stock that the Corporation has authority to issue is 185,000,000 shares, consisting of (i) 175,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

(b) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors, each of said series to be distinctly designated.  The designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the board of directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, and to file a certificate with respect thereto pursuant to the applicable law of the State of Delaware, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

(i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute such series, which number (except where otherwise provided by the board of directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the board of directors;

(ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

(iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(v) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger, consolidation or sale of assets by the Corporation;

(vi) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share; and

(vii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors shall determine.

  ARTICLE V

(a) Upon the Effective Time, each 100.56648 shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock of the Corporation (the “New Common Stock”).  Notwithstanding the immediately preceding sentence, if the foregoing would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (ii) fractions less than one-half (1/2) shall be rounded to the next lower number.  The combination and conversion of the Old Common Stock shall be referred to as the “Common Stock Reclassification.”

(b) The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Common Stock Reclassification unless and until the certificates evidencing the shares held by a holder prior to the Common Stock Reclassification are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

  ARTICLE VI

(a) Each share of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Stock”), that is issued and outstanding as of the Effective Time, will automatically and without any further action on the part of the respective holders thereof be reclassified and changed into .99436 shares of New Common Stock (the “Series B Stock Reclassification”).  Notwithstanding the immediately preceding sentence, if the foregoing Series B Stock Reclassification would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (ii) fractions less than one-half (1/2) shall be rounded to the next lower number.

(b) The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Series B Stock Reclassification unless and until the certificates evidencing the shares of Series B Stock held by a holder prior to the Series B Stock Reclassification are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Holders of shares of Series B Stock immediately prior to the Series B Stock Reclassification shall, from and after the Effective Time, cease to own, be holders of or have any rights to or arising out of any shares of Series B Stock and, in lieu thereof, shall automatically and without any further action become owners or holders of and have rights to and arising out of the number of whole shares of New Common Stock for which such shares of Series B Stock are exchanged. Until such time as each holder of shares of Series B Stock receives the stock certificate or stock certificates representing the whole shares of New Common Stock, all stock certificates that, immediately prior to the Effective Time, represented shares of Series B Stock held by such holder, shall, from and after the Effective Time, cease to represent shares of Series B Stock and shall be deemed to represent the number of whole shares of New Common Stock into which the shares of Series B Stock previously represented by such stock certificate or certificates were exchanged at the Effective Time.

  ARTICLE VII

The Corporation shall have perpetual existence.

  ARTICLE VIII

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under that Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by that Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any amendment, repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director, officer, employee, or agent of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

  ARTICLE IX

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to, modification of, or repeal of the forgoing sentence shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

  ARTICLE X

In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

  ARTICLE XI

From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article XI.

*  *  *  *  *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by John E. Baker, its Chief Executive Officer, on this 23rd day of May, 2008.

GEM SOLUTIONS, INC.

  /s/ John E. Baker
John E. Baker
Chief Executive Officer